EXHIBIT 99.1

          ACOR ANNOUNCES FIRST CLOSING OF $0.35 SUBSCRIPTION RECEIPTS
                        FINANCING TOTALING $1.8 MILLION

FOR IMMEDIATE RELEASE

CISCO, TX, JANUARY 24, 2012-Australian-Canadian Oil Royalties Ltd. (OTCBB:
AUCAF) ("ACOR" or "the Company")is pleased to announce that, further to its press release of November 21, 2011, it has completed the non-brokered sale of 5,187,670 subscription receipts (the "Subscription Receipts") at a price of $0.35 per Subscription Receipt for aggregate gross proceeds of $1,815,684.50 (the "Offering"). The Subscription Receipts were issued pursuant to a subscription receipt indenture dated January 20, 2012 (the "Subscription Receipt Indenture") among ACOR, Torys LLP and Olympia Trust Company. The Offering was completed in connection with ACOR's proposed acquisition to acquire, amongst other things, a 100% working interest in Petroleum Leases 18 and 40 ("PL 18" "PL 40") and a 50% working interest in Petroleum Lease 280 ("PL 280") (collectively the "Acquisition") in the Surat Basin in Queensland, Australia from certain vendors (the "Vendors").

The closing of the Acquisition is anticipated in February 2012, subject to: the Vendors obtaining approval of the Minister of the State of Queensland, Australia, as well as other required consents; the renewal of the Authority to Prospect on ATP 582 from Australia; no material adverse changes in the Company's financial and operational condition and maintaining its listing on OTCBB; and other customary closing conditions.

The gross proceeds of the Offering have been deposited into escrow pursuant to the Subscription Receipt Indenture. Pursuant to the terms of the Subscription Receipt Indenture, each Subscription Receipt issued in connection with the Offering shall be deemed to be exercised, without payment of any additional consideration and without further action on the part of the holder thereof, for one common share of the Company upon satisfaction of certain escrow release conditions, as set out in the Subscription Receipt Indenture (the "Escrow Release Conditions"), which include, among other things, all conditions to the closing of the Acquisition having been satisfied or waived. Pursuant to the terms of the Subscription Receipt Indenture, if the Escrow Release Conditions are not satisfied on or before 5:00 p.m. (Calgary, Canada time) on February 29, 2012 (the "Escrow Deadline"), the escrow agent shall return to each holder of Subscription Receipts the aggregate offering price of the Subscription Receipts held by that holder plus the pro rata portion of interest or other income earned on the escrowed funds (less any applicable withholding tax).

Finder's fees totaling approximately $78,600 will be paid to certain arm's length third parties in respect of the placing of certain of the Subscription Receipts. This consideration is expected to be satisfied through the issuance of 142,857 Subscription Receipts of the Company and payment of approximately $28,600 in cash upon closing of the Acquisition.

Net proceeds of the private placement will be used towards the Company's workover program in the Surat Basin as well as for general working capital purposes. Common shares issued pursuant to the private placement will be subject to applicable hold periods in Canada and in the United States.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements. This press release is not being used for the purpose of conditioning the market in the United States for any of the securities to be offered.


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Cautionary Statements

Certain statements in this material may be "forward-looking statements" including outlook on oil and gas prices, estimates of future production, estimated completion dates of acquisitions and construction and development projects, business plans for drilling and exploration, estimated amount and timing of capital expenditures and anticipated future debt levels and royalty rates. Information concerning reserves contained in this material may also be deemed forward-looking statements as such estimates involve the implied assessment that the resources described can be profitably produced in the future. These statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated by ACOR.

Statements contained in this press release and corporate information relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, estimates, projections, resource potential and/or reserves, interpretations, prognoses, schedules or achievements of the Corporation, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Corporations' annual reports on Form 40-F or Form 20-F on file with the U.S. Securities and Exchange Commission.

Users are cautioned that these values represent resources, and not reserves as defined by the United States Securities and Exchange Commission ("SEC"). Under SEC standards, mineralization may not be classified as a reserve unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Investors are cautioned not to assume that all of measured or indicated resources will ever be converted into reserves.

We seek safe harbor.

For further information on ACOR, please visit our website at www.aussieoil.com, e-mail acor@classicnet.net or call:


1-254-442-2638 (Office)
1-800-290-8342 (Toll Free in the United States)



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